Center Bancorp, Inc. Reports Second Quarter 2007 Earnings

UNION, NJ -- (MARKET WIRE) -- 07/26/07 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank, today reported operating results for the second quarter ended June 30, 2007.

Center Bancorp reported:

•	Net income of $1.0 million for the second quarter of 2007 compared with net income of $1.4 million for the second quarter of 2006.

•	EPS of $0.07 per share, compared with $0.10 per share for the comparable second quarter period of 2006. All per share amounts have been restated to reflect the 5% stock dividend paid on June 1, 2007.

•	A decline in deposits to $678.0 million from $772.9 million at June 30, 2006, representing a 12.3% decline from June 30, 2006.

•	Stable loan levels, with average loans increasing to $532.8 million for the quarter ended June 30, 2007 compared with $510.1 million for the comparable quarter ended June 30, 2006.

•	Continued high credit quality. Non-performing assets amounted to only 0.17% of total assets at June 30, 2007.

•	Continued strengthening of the balance sheet. Average borrowings decreased by $16.8 million for the quarter ended June 30, 2007 as compared with the quarter ended June 30, 2006.

•
A decline in net interest margin by 49 basis points for the second quarter of 2007 to 2.43%, compared to 2.92% for the comparable quarter of 2006. On a linked sequential quarter basis, net interest margin declined 12 basis points from 2.55% for the first quarter of 2007.

•	Total assets of $1.0 billion at June 30, 2007, which positions Center as one of the largest New Jersey headquartered financial institutions.

•	Payment of a 5% stock dividend on June 1, 2007.

•	Declared a 5% increase in common stock cash dividend to $.09 per common share payable August 1, 2007.

•	Book value per common share amounting to $6.89 at June 30, 2007 compared to $6.78 a year ago. Tangible book value was $5.65 at June 30, 2007 compared to $5.53 at June 30, 2006.

“While current period earnings are disappointing, we continue to focus on our plan to enhance earnings and shareholder returns through long term planning to improve revenue growth and improve efficiencies,” said President and Chief Executive Officer John J. Davis. “In March, we agreed to acquire Beacon Trust Company, based in Madison, NJ, to help further our goal of increasing fee-based income and diversifying our revenue stream. We also announced expense reductions, which will be a continuing priority for 2007 and will lay additional groundwork for initiatives into 2008 that the Company is currently reviewing. We will continue to work on growing loans and improving the earning-asset mix without sacrificing credit quality.”

Results for the second quarter reflect a decline in net interest income, an increase in the provision for loan losses and an increase in operating expenses, offset in part with an increase in non-interest income and favorable tax benefits.

Net Interest Income

For the three-months ended June 30, 2007, total interest income on a fully taxable-equivalent basis declined by $168,000, or 1.24%, to $13.4 million, as compared to the three-months ended June 30, 2006. For the three-month period ended June 30, 2007, total interest expense increased by $973,000 or 14.42%, to $7.7 million, as compared to the same quarterly period last year.

For the six-months ended June 30, 2007, total interest income on a fully taxable-equivalent basis declined by $20,000, or .07%, to $27.3 million, as compared to the six-months ended June 30, 2006. For the six-month period ended June 30, 2007, total interest expense increased by $1,973,000 or 14.53%, to $15.6 million, as compared to the same period last year.

The Corporation recorded net interest income on a fully taxable-equivalent basis of $5.7 million for the three-months ended June 30, 2007 and $6.8 million for the comparable three- month period of 2006. The decrease in net interest income for the three-months ended June 30, 2007 related principally to the increase in rates paid on interest-bearing liabilities during this period.

The interest rate environment did not improve in the second quarter, making it difficult for the Corporation to reduce its overall cost of funds. As a result, the Corporation's net interest margin declined from the first quarter of 2007 on a linked sequential quarter basis and also declined in comparison to the second quarter of 2006. Due to the uncertainty of the timing and direction of interest rates in general, the Corporation expects that its net interest margin for 2007 will continue to come under pressure and dampen earnings performance as compared to prior periods.

For both the three and six month periods the increase in interest expense reflects the impact of increased levels in short-term interest rates, the sustained flatness of the yield curve and continued intense competition for deposits in the Corporation’s marketplace. For the three-months ended June 30, 2007, the Corporation reduced its average borrowings by $16.8 million (including subordinated debentures) as compared to the comparable quarter ended June 30, 2006. The average balance of interest-bearing liabilities, including borrowings, increased by $6.0 million, or .77%, to $790.0 million in the current second quarter period. The average cost of funds, which rose (on an annualized basis) by 47 basis points to 3.91% from 3.44% during the three-months ended June 30, 2006 and on a linked sequential quarter increased 3 basis point as compared to the first quarter of 2007.

For the six-months ended June 30, 2007, the average balance of interest-bearing liabilities, including borrowings, declined by $17.3 million, or 2.11%, to $798.6 million. However, the decline in the volume of interest-bearing liabilities was offset by an increase in the average cost of funds, which rose (on an annualized basis) by 56 basis points to 3.89% from 3.33% during the six-months ended June 30, 2006.

Average interest-earning assets for the three-months ended June 30, 2007 remained relatively flat increasing by $1.8 million, or .19%, to $937.8 million, reflecting a decline in securities offset in part by an increase in loans. The annualized average yield on earning assets for the second quarter of 2007 declined 8 basis points over the annualized average yield during the comparable quarterly period in 2006. While the loan portfolio increased on average $22.7 million, the 11 basis point increase in yield was not sufficient to offset the decline in volume and associated yield in the investment portfolio. Reductions in net interest income and the net interest margin were due to tighter spreads on deposits caused by the current interest rate environment and shifts in deposit mix driven by customer preference for higher rates.

For the six-months ended June 30, 2007 average interest-earning assets declined by $25.7 million, or 2.64%, to $947.4 million, reflecting a decline in securities offset in part by an increase in loans. The annualized average yield on earning-assets for the six-months of 2007 increased 15 basis points over the annualized average yield during the comparable period in 2006.

For the three-months ended June 30, 2007, the Corporation's net interest spread declined 55 basis points to 1.81% (annualized) as compared to 2.36% (annualized) for the comparable three-month period in 2006 and the Corporation's net interest margin (net interest income as a percentage of earning assets, calculated on an annualized basis) declined by 49 basis points from 2.92% to 2.43%. On linked sequential quarter basis, the net interest margin declined by 12 basis points from 2.55% for the three-month period ended March 31, 2007.

For the six-months ended June 30, 2007, the Corporation's net interest spread declined 41 basis points to 1.88% (annualized) as compared to 2.29% (annualized) for the comparable six-month period in 2006 and the Corporation's net interest margin (net interest income as a percentage of earning assets, calculated on an annualized basis) declined by 34 basis points to 2.49% from 2.83%.

Other Income

Total other income increased $304,000 for the second quarter of 2007 compared with the second quarter of 2006, primarily as a result of increases in gains on securities sold. Excluding net securities gains in the respective periods, the Corporation recorded other income of $836,000 in the three-months ended June 30, 2007, compared to $796,000 in the three-months ended June 30, 2006. This increase was primarily attributable to a combined $34,000 increase in annuity and insurance and bank owned life insurance income. This was offset in part by lower overdraft fees and service charge income on deposit accounts. Net securities gains on securities available for sale, which amounted to $341,000 for the quarter, reflected sales of securities in the ordinary course of business.

For the six-months ended June 30, 2007 total other income increased $4.6 million as compared with the first six-months of 2006, primarily as a result of increases in gains on securities sold. Excluding net securities gains and losses in the respective periods, the Corporation recorded other income of $1,658,000 in the six-months ended June 30, 2007, compared to $1,586,000 in the six-months ended June 30, 2006. This increase of $72,000 was primarily attributable to increased income on Bank Owned Life Insurance of $69,000.

Other Expense

Total Other expense for the second quarter of 2007 totaled $6.1 million, an increase of $290,000 or 5.03% over the comparable period in 2006. Higher operating expenses during the second quarter resulted primarily from increases in occupancy and premise expense and other general and administrative expenses. The $77,000 increase in occupancy and bank premise expense was largely attributable to the expansion of the branch network in connection with the opening of the Boonton/Mountain Lakes office, while the $416,000 increase in other general and administrative expense attributable to increases in legal, professional consulting, director fees, credit report and appraisal fees, insurance expense and customer related corporate analysis expenses.

Salaries and benefits for the three-months ended June 30, 2007 decreased by $203,000 or 6.68% to $2.8 million, reflecting a decrease in associated salary and benefits expense in comparison to the comparable quarterly period in 2006. Full time equivalent staffing levels were 189 at June 30, 2007 compared to 210 as of June 30, 2006 and 214 at December 31, 2006. The change in staffing levels was primarily due to the previously announced 10% workforce reduction in the first quarter period of 2007.

For the six-months ended June 30, 2007, total salaries and benefits decreased by 5.43% to $6.0 million, reflecting a decrease in associated salary and benefits expense in comparison to the comparable period in 2006 offset in part by increased employee hospitalization expense. Full time equivalent staffing levels were 189 at June 30, 2007 compared to 210 as of June 30, 2006 and 214 at December 31, 2006. The change in staffing levels was primarily due to the previously announced 10% workforce reduction in the first quarter of 2007, offset in part by increases in hospitalization expense for the six-months ended June 2007.

Other expense for the six-months ended June 30, 2007 totaled $12.5 million, an increase of $517,000, or 4.32%, over the comparable period in 2006. Higher operating expenses during the six-month period resulted primarily from increases in occupancy and premise expense and other general and administrative expenses. The $208,000 increase in occupancy and bank premise expense was largely attributable to the expansion of the branch network in connection with the opening of the Boonton/Mountain Lakes branch, while other general and administrative expense increased $652,000 associated with increases in legal, professional consulting, director fees, credit report and appraisal fees, insurance expense and customer related corporate analysis expenses.

The Corporation's other expenses totaled $6.0 million and $12.5 million for the three and six-months ended June 30, 2007, respectively, and were equivalent to 0.59% and 1.21% of average assets, respectively.

Income Tax Expense

The effective tax rate continues to be less than statutory rates. During the second quarter of 2006, the Corporation effected an internal entity reorganization. This reorganization resulted in continued tax savings in both the first and second quarters of 2007, which offset some declines in the level of tax advantaged investments during the second quarter in comparison to the prior year. Tax-free income generated from the Corporation's municipal and other tax advantaged investments continues to reduce the effective tax rate.

The Corporation recorded an income tax benefit of $771,000 in the second quarter of 2007, compared to an expense of $43,000 for the second quarter of 2006. The change was primarily due to the impact of a reduction in pre-tax income and the tax benefits from the entity restructuring. For the three-months ended June 30, 2007, pre-tax income declined to $246,000 compared with $1.4 million for the three-months ended June 30, 2006.

Balance Sheet Summary

The Corporation had total assets of $1.0 billion at June 30, 2007, a decrease of $71.1 million from June 30, 2006 and a $49.8 million decrease from December 31, 2006. The decrease in assets was primarily through reductions in cash and securities. During the six-months ended June 30, 2007, the Corporation experienced a decline of $38.4 million in its deposits and borrowings from December 31, 2006. Net loans totaled $528.7 million and decreased $16.8 million from December 31, 2006. At June 30, 2007, securities totaled $366.2 million, a decline of $15.5 million, or 4.06%, from December 31, 2006.

Deposits totaled $678.0 million at June 30, 2007, a decrease of $48.8 million from December 31, 2006. Total borrowings amounted to $221.9 million at June 30, 2007, an increase of $10.4 million from total borrowings at December 31, 2006, reflecting the Corporation's goal of reducing its reliance on short-term borrowings. Stockholders' equity totaled $95.8 million at June 30, 2007, as compared with $97.6 million at December 31, 2006. Tangible stockholders' equity (representing total stockholders' equity less goodwill and other intangible assets) totaled $78.6 million at June 30, 2007, a decrease of $1.7 million from December 31, 2006.

Loans

Total average loan volume for the second quarter of 2007 increased to $532.8 million, an increase of $22.7 million, 4.44%, from $510.1 million for the comparable quarter of the previous year. On a linked sequential quarter comparison, total average loans decreased by $8.2 million, from $541.0 million on average during the first quarter of 2007. Elevated levels of payoffs during the second quarter contributed to the decline in volume as compared to the prior quarter. During the second quarter of 2007, there was $31.6 million in payoffs received, versus new loan volume booked of $38.3 million.

“The Corporation continues to focus on the transition of the earning asset mix to loans as the key component,” said Mr. Davis. “At present there has been a slow down in the general real estate markets. We are optimistic about continuing our historical growth rates in 2007 into 2008 and see good potential volume in our current pipelines.” At June 30, 2007, the Corporation had $30.9 million in overall loan commitments, which it expected to fund over the next 90 days.

The Corporation had total loans of $533.7 million at June 30, 2007, representing a $16.7 million, or 3.04%, decrease from the Corporation's balance at December 31, 2006. Management expects loan balances to grow during the second half of 2007, based on the strength of the current pipelines.

Asset Quality

Asset quality continued to remain strong during the second quarter of 2007. At June 30, 2007, non-performing assets totaled $1.7 million or .17% of total assets at June 30, 2007, as compared with $700,000 or .07 % at December 31, 2006 and $2.4 million or .23 % at June 30, 2006. The change in non-performing assets at June 30, 2007 was primarily attributed to a commercial loan and a commercial mortgage.

During the second quarter of 2007 there were provisions to the allowance for loan losses in the amount of $100,000. The provisions were primarily related to $90,000 in charges offs made during the period, reflecting write-down on foreclosed property. At June 30, 2007 the Corporation had Other Real Estate Owned amounting to $586,000. The increase in OREO was related to the foreclosure on two residential properties due to personal bankruptcies during the period. At June 30, 2007, the total allowance for loan losses amounted to approximately $5.0 million, or 0.93% of total loans.

Securities

Investment securities reflected a decline of $59.2 million at June 30, 2007 compared to the comparable period in 2006. The decline is consistent with maintaining the balance sheet strategies the Corporation has previously outlined in seeking to reduce the size of its investment securities portfolio while increasing loans as a percentage of the earning-asset mix. Securities totaled $366.2 million at June 30, 2007, representing 36.6% of total assets, compared to $425.4 million, representing 39.7% of total assets, at June 30, 2006.

Reflecting the lower balance of the securities portfolio and a moderation in the U.S. Treasury yield curve at June 30, 2007, the net unrealized loss on securities available for sale increased to $7.0 million at June 30, 2007 from $4.7 million at December 31, 2006 and $6.0 million at June 30, 2006.

Deposits/Funding Sources

Deposits totaled $678.0 million at June 30, 2007, a decrease of $94.9 million from June 30, 2006. The decrease in deposits reflects an increase in interest bearing checking and money market deposits offset by decreases in savings deposits and certificates of deposit of $100,000 or more.

Borrowings totaled $222.0 million at June 30, 2007, reflecting an increase of $10.4 million, or 4.92%, from December 31, 2006. Federal Home Loan Bank of New York advances represented approximately $122.8 million of the June 30, 2007 total, with repurchase agreements representing $69.8 million at the same date. Overnight customer repurchase transactions, covering commercial customer sweep accounts, comprised $26.8 million of the securities sold under repurchase agreements figure at June 30, 2007 as compared with $29.4 million at December 31, 2006. The Corporation had $35.0 million in borrowings called during the second quarter and were subsequently replaced with overnight funding.

The Corporation experienced run-off in other time certificates due to its decision not to compete above market with higher promotional rates available in its marketplace.

Stockholders' Equity

Total stockholders' equity amounted to $95.8 million or 9.57% of total assets at June 30, 2007, compared to $97.6 million or 9.28% of total assets at December 31, 2006. The change in stockholders' equity at June 30, 2007 reflects a change in other comprehensive income related to, among other things, the change in unrealized losses on securities and the impact of the recording of a pension curtailment associated with the reduction in workforce. The Corporation recorded a $98,000 net of tax charge to the other comprehensive income component of stockholders' equity associated with the aforementioned pension curtailment. Book value per common share was $6.89 at June 30, 2007, compared to $6.78 at June 30, 2006. Tangible book value (total stockholders' equity less goodwill and other intangible assets) per common share was $5.65 at June 30, 2007, $5.77 at December 31, 2006, and $5.53 at June 30, 2006.

At June 30, 2007, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

At June 30, 2007, the Corporation's Tier 1 Capital Leverage ratio was 8.82%, the Corporation's total Tier 1 Risk Based Capital ratio was 13.50% and the Corporation's total Risk Based Capital ratio was 14.26%. Total Tier 1 capital increased to approximately $88.8 million at June 30, 2007 from $88.0 million at December 31, 2006 but decreased from $97.5 million at June 30, 2006. The reduction in Tier 1 Capital at June 30, 2007 and December 31, 2006 compared to June 30, 2006 reflects the Corporation's redemption of Trust Preferred securities by its subsidiary Center Bancorp, Inc. Statutory Trust I on December 18, 2006. The Trust redeemed $10 million of its floating rate capital trust pass through securities due December 18, 2031.

About Center Bancorp

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates 15 banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. Construction will begin shortly on a new banking location in Florham Park, New Jersey and plans are underway to add a branch in Cranford, New Jersey as well. The Bank also operates remote ATM locations in the Union, Chatham and Madison New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

Union Center National Bank is the largest commercial bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

The Corporation's reference to its total other income, exclusive of the losses recorded on securities sales, may constitute a "non-GAAP financial measure." The Corporation has provided a reconciliation by also reporting its total other income for the applicable periods. The Corporation believes that the above-mentioned reference enhances the public's ability to compare results between the applicable periods in 2006 and 2007.

Tangible book value is a non-GAAP financial measure and represents total stockholders' equity less goodwill and other intangible assets, calculated on a per common share basis. The Corporation has provided reconciliation by also reporting its total book value per share. The Corporation believes that a disclosure of tangible book value per share may be helpful for those investors who seek to evaluate the Corporation's book value per share without giving effect to goodwill and other intangible assets.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the Corporation's anticipated loan and general growth, anticipated growth into Florham Park and Chatham, New Jersey, the Corporation’s long-term prospects, the Corporation’s strategic plan, anticipated returns, cost of funds in 2007, the Corporation's net interest margin for 2007, the impact of the pending Beacon acquisition and planned initiative constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
Vice President and Treasurer
Center Bancorp, Inc.
(908) 206-2886

CENTER BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	June 30,	December 31,
(dollars in thousands)	2007	2006
	(unaudited)
ASSETS
Cash and due from banks	$24,363	$34,088
Federal funds sold and securities purchased under agreement to resell	—	10,275
Total cash and cash equivalents	24,363	44,363
Investment securities available-for-sale	249,625	250,603
Investment securities held to maturity (approximate market value of $114,311 in 2007 and $130,900 in 2006)	116,599	131,130
Total investment securities	366,224	381,733
Loans, net of unearned income	533,675	550,414
Less - Allowance for loan losses	4,974	4,960
Net Loans	528,701	545,454
Restricted investment in bank stocks	8,299	7,805
Premises and equipment, net	18,400	18,829
Accrued interest receivable	4,880	4,932
Bank owned life insurance	21,822	21,368
Other assets	11,677	9,588
Goodwill and other intangible assets	17,256	17,312
Total assets	$1,001,622	$1,051,384
LIABILITIES
Deposits:
Non-interest bearing	$127,797	$136,453
Interest-bearing
Certificates of deposit $100 and over	67,720	83,623
Interest-bearing transactions, savings and time deposits $100 and less	482,494	506,695
Total deposits	678,011	726,771
Overnight Federal funds and securities sold under agreement to repurchase	50,992	29,443
Short-term borrowings	26,326	2,000
Long-term borrowings	139,521	174,991
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	5,804	15,411
Total liabilities	905,809	953,771
STOCKHOLDERS’ EQUITY
Preferred Stock, no par value:
Authorized 5,000,000 shares; none issued	—	—
Common stock, no par value:
Authorized 20,000,000 shares; issued 15,190,984 shares at June 30, 2007 and December 31, 2006; outstanding 13,910,450 at June 30, 2007 and December 31, 2006 respectively	86,902	77,130
Additional paid in capital	4,599	4,535
Retained earnings	16,080	25,989
Treasury stock at cost (1,280,534 in 2007 and 2006)	(6,631)	(6,631)
Accumulated other comprehensive loss	(5,137)	(3,410)
Total stockholders’ equity	95,813	97,613
Total liabilities and stockholders’ equity	$1,001,622	$1,051,384

CENTER BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three-Months Ended June 30,		Six-Months Ended June 30,
(dollars in thousands, except per share data)	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$8,274	$7,777	$16,627	$15,138
Interest and dividends on investment securities:
Taxable interest income	3,259	3,912	6,954	8,401
Non-taxable interest income	789	1,010	1,607	2,026
Dividends	366	214	727	569
Interest on Federal funds sold and securities purchased under agreement to resell	256	141	481	151
Total interest income	12,944	13,054	26,396	26,285
Interest expense:
Interest on certificates of deposit $100 or more	785	1,354	1,890	2,703
Interest on other deposits	4,484	2,819	8,750	4,889
Interest on borrowings	2,450	2,573	4,910	5,985
Total interest expense	7,719	6,746	15,550	13,577
Net interest income	5,225	6,308	10,846	12,708
Provision for loan losses	100	—	100	—
Net interest income, after provision for loan losses	5,125	6,308	10,746	12,708
Other income:
Service charges, commissions and fees	436	449	855	887
Other income	110	91	227	210
Annuity and insurance	60	53	123	105
Bank owned life insurance	230	203	453	384
Net gain (loss) on securities sold	341	77	929	(3,578)
Total other income	1,177	873	2,587	(1,992)
Other expense:
Salaries and employee benefits	2,834	3,037	5,976	6,319
Occupancy, net	629	521	1,352	1,127
Premises and equipment	436	467	898	915
Professional and Consulting	599	221	1,138	554
Stationery and printing	115	178	274	389
Marketing and advertising	109	187	272	301
Computer Expense	148	169	313	364
Other	1,186	986	2,261	1,998
Total other expense	6,056	5,766	12,484	11,967
Income before income tax (benefit) expense	246	1,415	849	(1,251)
Income tax (benefit) expense	(771)	43	(1,477)	(1,556)
Net income	$1,017	$1,372	$2,326	$305
Earnings per share:
Basic	$0.07	$0.10	$0.17	$0.02
Diluted	$0.07	$0.10	$0.17	$0.02
Weighted average common shares outstanding:
Basic	13,910,450	13,940,396	13,910,450	14,023,232
Diluted	13,962,934	14,020,835	13,956,672	14,094,583

All common share and per common share amounts have been adjusted to reflect the 5 percent stock dividend declared on March 29, 2007 payable on June 1, 2007.

Average Statements of Condition with Interest and Average Rates

Three Month Period Ended June 30,
		2007			2006
		Interest	Average		Interest	Average
(tax-equivalent basis, dollars in	Average	Income/	Yield/	Average	Income/	Yield/
thousands)	Balance	Expense	Rate	Balance	Expense	Rate

Assets
Interest-earning assets:
Investment securities(1):
Taxable	$278,573	$3,294	4.73%	$295,952	$3,964	5.36%
Tax-exempt	99,023	1,448	5.85%	110,872	1,551	5.60%
Loans, net of unearned income(2)	532,799	8,274	6.21%	510,126	7,777	6.10%
Federal funds sold and securities
purchased under agreement to resell	19,635	256	5.22%	11,553	141	4.88%
Restricted investment in bank stock	7,744	139	7.18%	7,469	146	7.82%
Total interest-earning assets	937,774	13,411	5.72%	935,972	13,579	5.80%
Non-interest-earning assets
Cash and due from banks	18,212			23,272
Bank owned life insurance	21,687			19,884
Intangible assets	17,272			17,393
Other assets	34,867			27,800
Allowance for loan losses	(4,986)			(4,936)
Total non-interest-earning assets	87,052			83,413
Total assets	$1,024,826			$1,019,385
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$139,738	$1,614	4.62%	$95,371	$658	2.76%
Savings deposits	70,735	371	2.10%	94,498	468	1.98%
Time deposits	187,906	2,211	4.71%	242,804	2,586	4.26%
Other interest-bearing deposits	180,440	1,073	2.38%	123,348	461	1.49%
Short-term borrowings and FHLB
advances	206,073	2,346	4.55%	212,549	2,234	4.20%
Subordinated debentures	5,155	104	8.07%	15,465	339	8.77%
Total interest-bearing liabilities	790,047	7,719	3.91%	784,035	6,746	3.44%
Non-interest-bearing liabilities:
Demand deposits	130,291			135,299
Other non-interest-bearing deposits	410			1,803
Other liabilities	6,159			2,782
Total non-interest-bearing liabilities	136,860			139,884
Stockholders’ equity	97,919			95,466
Total liabilities and stockholders’ equity	$1,024,826			$1,019,385
Net interest income (tax-equivalent
basis)		$5,692			$6,833
Net interest spread			1.81%			2.36%
Net interest income as percent of
earning-assets (net interest margin)			2.43%			2.92%
Tax-equivalent adjustment(3)		(467)			(525)
Net interest income		$5,225			$6,308

(1)Average balances for available-for-sale securities are based on amortized cost
(2) Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent

Average Statements of Condition with Interest and Average Rates

	Six Month Period Ended June 30,
		2007			2006
		Interest	Average		Interest	Average
(tax-equivalent basis, dollars in	Average	Income/	Yield/	Average	Income/	Yield/
thousands)	Balance	Expense	Rate	Balance	Expense	Rate

Assets
Interest-earning assets:
Investment securities(1):
Taxable	$282,874	$7,026	4.97%	$338,639	$8,559	5.05%
Tax-Exempt	101,267	2,948	5.82%	112,585	3,227	5.73%
Loans, net of unearned income(2)	536,863	16,627	6.19%	506,365	15,138	5.98%
Federal funds sold and securities
purchased under agreement to resell	18,582	481	5.18%	6,255	151	4.83%
Restricted investment in bank stock	7,800	264	6.77%	9,258	291	6.29%
Total interest-earning assets	947,386	27,346	5.77%	973,102	27,366	5.62%
Non-interest-earning assets
Cash and due from banks	20,230			21,811
Bank owned life insurance	21,576			19,275
Intangible Assets	17,286			17,408
Other assets	34,230			28,088
Allowance for loan losses	(4,973)			(4,936)
Total non-interest-earning assets	88,349			81,646
Total assets	$1,035,735			$1,054,748
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$142,320	$3,214	4.52%	$79,022	$958	2.42%
Savings deposits	72,449	753	2.08%	99,090	957	1.93%
Time deposits	198,325	4,675	4.71%	239,851	4,799	4.00%
Other interest-bearing deposits	172,316	1,998	2.32%	120,766	878	1.45%
Short-term borrowings & FHLB
advances	208,047	4,705	4.52%	261,670	5,319	4.07%
Subordinated debentures	5,155	205	7.95%	15,465	666	8.61%
Total interest-bearing liabilities	798,612	15,550	3.89%	815,864	13,577	3.33%
Non-interest-bearing liabilities:
Demand deposits	132,512			135,509
Other non-interest-bearing deposits	406			2,547
Other liabilities	6,511			3,697
Total non-interest-bearing liabilities	139,429			141,753
Stockholders’ equity	97,694			97,131
Total liabilities and stockholders’ equity	$1,035,735			$1,054,748
Net interest income (tax-equivalent
basis)		$11,796			$13,789
Net interest spread			1.88%			2.29%
Net interest income as percent of
earning-assets (net interest margin)			2.49%			2.83%
Tax-equivalent adjustment(3)		(950)			(1,081)
Net interest income		$10,846			$12,708

(1)Average balances for available-for-sale securities are based on amortized cost
(2)Average balances for loans include loans on non-accrual status
(3)The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent